Exhibit 99.5

November 14, 2017

RAYMOND JAMES & ASSOCIATES, INC.
277 Park Avenue, Suite 410
New York, New York 10172

LADENBURG THALMANN & CO. INC.
277 Park Avenue, 26th Floor
New York, New York 10172

Re:                             Leap Therapeutics, Inc.

Ladies and Gentlemen:

The undersigned understands that you propose to enter into a placement agency agreement (the “Placement Agency Agreement”) with Leap Therapeutics, Inc., a Delaware corporation (the “Company”), providing for the offering (the “Offering”) by the Company of (i) shares (the “Shares”) of its common stock, par value $0.001 (the “Common Stock”), and (ii) warrants to purchase Common Stock (the “Warrants” and, together with the Shares, the “Securities”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Placement Agency Agreement.

In consideration of the Placement Agents’ agreement to participate in the Offering of the Securities, and for other good and valuable consideration receipt of which is hereby acknowledged, the undersigned hereby agrees that, without the prior written consent of each of Raymond James & Associates, Inc. and Ladenburg Thalmann & Co. Inc. (together, the “Placement Agents”), the undersigned will not, during the period ending 90 days after the Closing of the Offering, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock (including without limitation, Common Stock or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of Common Stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of shares of Common Stock or such other securities, in cash or otherwise or (3) make any demand for or exercise any right with respect to the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for shares of Common Stock, in each case other than (A) transfers of shares of Common Stock as a bona fide gift or gifts, (B) shares of Common Stock sold by the undersigned pursuant to a trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) in existence on the date hereof, (C) distributions of shares of

Common Stock to members or stockholders of the undersigned, (D) transfers or dispositions of shares of capital stock of the Company or any securities convertible into, or exercisable or exchangeable for such capital stock to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned in transactions not involving a disposition for value, (E) transfers or dispositions of shares of capital stock of the Company or any securities convertible into, or exercisable or exchangeable for such capital stock to any corporation, partnership, limited liability company or other entity all of the beneficial ownership interests of which are held by the undersigned or the immediate family of the undersigned in a transaction not involving a disposition for value, (F) transfers or dispositions of shares of capital stock of the Company or any securities convertible into, or exercisable or exchangeable for such capital stock by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the undersigned and (G) distributions of shares of capital stock of the Company or any securities convertible into, or exercisable or exchangeable for such capital stock to partners, members or stockholders of the undersigned; provided that in the case of any transfer or distribution pursuant to clause (A), (B), (D), (E), (F) and (G), each donee or distributee shall execute and deliver to the Placement Agents a lock-up letter in the form of this paragraph. The undersigned agrees not to make any public announcement during the Lock-Up Period of any intention to undertake any of the transactions described in clauses (1), (2) or (3) above.

The restrictions described in this Lock-Up Agreement shall not apply to (i) the sale of any Securities acquired by the undersigned pursuant to any Purchase Agreement or any exercise of the Warrants, (ii) the purchase and sale of any shares of Common Stock purchased after the date of this Lock-Up Agreement in an open market transaction, and (iii) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act. No provision of this Lock-Up Agreement shall restrict or prohibit the exercise, exchange or conversion by the undersigned of any option or warrant to acquire shares of Common Stock, or any other security convertible into or exchangeable or exercisable for shares of Common Stock; provided, further, that any shares of Common Stock and any of such other securities acquired in connection with any such exercise, exchange or conversion will be subject to the restrictions provided for in this Lock-Up Agreement.

In furtherance of the foregoing, the Company and any duly appointed transfer agent for the registration or transfer of the securities described herein are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Agreement.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement.  All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

The undersigned understands that, if the Placement Agency Agreement does not become effective by December 31, 2017, or if the Placement Agency Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Securities to be sold thereunder, the undersigned shall be released from, all obligations under this Lock-Up Agreement.  The undersigned understands that the Placement Agents are entering into the Placement Agency Agreement and participating in the Offering in reliance upon this Lock-Up Agreement.

This Lock-Up Agreement and any claim, controversy or dispute arising under or related to this Lock-Up Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.

Very truly yours,

By:
Name:
Title:

[Signature Page to Lock-up Agreement]

Directors and Officers Executing Lock-Up Agreements

Christopher K. Mirabelli

Augustine Lawlor

Douglas E. Onsi

Dr. James Cavanaugh

Dr. Thomas Dietz

Dr. William Li

John Littlechild

Dr. Joseph Loscalzo

Nissim Mashiach